VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
            CALCULATION OF FULLY DILUTED NET LOSS PER SHARE


(Dollar amounts in thousands, except per share data)

                                                     THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                                        1995                  1994                 1995             1994
Net Income (Loss)..............................$           3,291  $              (263) $          (5,193) $          (4,561)

Weighted average number of common
  shares outstanding...........................       41,207,035           38,581,748         41,029,439         38,477,457

Adjustments necessary to reflect weighted
  average number of common shares
  outstanding on a fully diluted basis.........        1,095,748            1,703,911          1,201,740          1,685,065

                                                      42,302,783           40,285,659         42,231,179         40,162,522

Fully diluted net income (loss) per share......$            0.08  $             (0.01) $           (0.12) $           (0.11)
